Exhibit 99.1

Media Contacts:

Pinnacle Foods Group Media Line 973-541-8620

Elizabeth Rowland Elizabeth.Rowland@pinnaclefoods.com

Michelle Weese Michelle.Weese@pinnaclefoods.com

Pinnacle Foods Group Announces Plans To Further Improve Supply Chain

April 15, 2011, Mountain Lakes, N.J.— Pinnacle Foods Group LLC today announced plans to further improve the efficiency and sustainability of its supply chain. The company will be consolidating its Birds Eye® brand’s Fulton, N.Y. plant operations into its Darien, Wis. and Waseca, Minn. facilities, which will locate all vegetable processing closer to the crop growing region, eliminating approximately one million shipping miles every year.

“The decision to close the Fulton, N.Y. facility was made after a thorough analysis of all options. The analysis determined this as the most efficient, sustainable way to operate. We are grateful for the services of our employees in Fulton and are committed to treating them with fairness and respect as we transition the facility this year,” says Daryl Pike, senior vice president of operations, Birds Eye Frozen Division, Pinnacle Foods Group. The Fulton, N.Y. facility will be closing at the end of 2011.

By announcing the closing today, Pinnacle Foods provides all Fulton employees with more than the legally required 90 day notice period, and provides the majority of those employees affected with more than six months notice. The company will work with the State and local workforce agencies to assist dislocated workers and provide professional career support services. Qualified employees will have the opportunity to apply for open positions at other Pinnacle Foods facilities. Additionally, Pinnacle Foods will meet with the union officials at the plant to discuss details of the transition.

In the Darien, Wis. and Waseca, Minn. plants, Pinnacle Foods will be investing significant capital to increase capacity and upgrade existing manufacturing capabilities, which will also result in the creation of new jobs in those regions. This consolidation is contingent upon the final approval of applicable state and local incentives in both Wisconsin and Minnesota.

About Pinnacle Foods Group LLC

Millions of times a day in more than 85% of American households, consumers reach for Pinnacle Foods brands. We are a leading producer, marketer and distributor of high-quality branded food products, which have been trusted household names for decades. Headquartered in Mountain Lakes, NJ, our business employs more than 4,500 people in North America. We are a leader in the shelf stable and frozen foods segments and our brands hold the #1 or #2 market position in 8 out of 12 major category segments in which they compete. Our Duncan Hines Grocery Division manages brands such as Duncan Hines® baking mixes and frostings, Vlasic® pickles, peppers, and relish, Mrs. Butterworth’s® and Log Cabin® syrups, Armour® canned meats, Nalley® and Brooks® chili and chili ingredients, and Open Pit® barbecue sauces. Our Birds Eye Frozen Division manages brands such as Birds Eye®, Birds Eye Steamfresh®, C&W®, McKenzie’s®, and Freshlike® vegetables, Birds Eye Voila!® meals, Aunt Jemima® frozen breakfasts, Swanson® and Hungry-Man® dinners and entrees, Van de Kamp’s® and Mrs. Paul’s® seafood, Lender’s® bagels and Celeste® frozen pizza. Our Specialty Foods Division manages Tim’s Cascade Snacks®, Hawaiian™ Kettle Style Potato Chips, Snyder of Berlin® and Husman’s® in addition to our food service and private label businesses. Further information is available at www.pinnaclefoods.com.

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